EXHIBIT 10.1
LAW OFFICES OF EDWARD C. CASEY, JR.
EDWARD C. CASEY, JR. (State Bar #123702)
300 Frank H. Ogawa Plaza, Suite 370
Oakland, CA 94612
Telephone: (510) 251-2300
Facsimile: (510) 251-2305
LAW OFFICES JOHN W. ALLURED
JOHN W. ALLURED (State Bar #84770)
One Maritime Plaza, Suite 1040
San Francisco, California 94111
Telephone: (415) 675-2960
Facsimile: (415) 675-2961
BRAMSON, PLUTZIK, MAHLER & BIRKHAEUSER, LLP
ALAN R. PLUTZIK (State Bar #77785)
KATHRYN A. SCHOFIELD (State Bar #202939)
2125 Oak Grove Blvd., Suite 120
Walnut Creek, California 94598
Telephone: (925) 945-0200
Facsimile: (925) 945-8792
Attorneys for Plaintiffs, Individually and
On Behalf of All Others Similarly Situated
[Additional Counsel Listed on Signature Page]
SUPERIOR COURT OF THE STATE OF CALIFORNIA
IN AND FOR THE COUNTY OF ALAMEDA — UNLIMITED

ELENA CONDES, BRIAN H. GETZ,	)	Case No. 2002054255
BICKA BARLOW and CHRISTOPHER	)
FANK, on behalf of themselves and all	)	CLASS ACTION SETTLEMENT
others similarly situated,	)	AGREEMENT
)
Plaintiffs,	)
vs.	)
)
EVERCOM SYSTEMS, INC., et al.,	)	CLASS ACTION
)
Defendants.	)
)
)
)
CLASS ACTION SETTLEMENT AGREEMENT

     THIS CLASS ACTION SETTLEMENT AGREEMENT is made by Plaintiffs Elena Condes, Brian H. Getz, Bicka Barlow and Christopher Fank, individually and in their capacity as class representatives, and Settling Defendants, to settle the Action (as defined in paragraph 2.1) on the terms and conditions set forth below.
I. BACKGROUND AND DESCRIPTION OF THE ACTION
     1.1 This action was commenced on June 12, 2002. Plaintiffs sued three defendants in their own names, i.e., Evercom Systems, Inc. (“Evercom”), SBC Communications, Inc. (“SBC”), and Pacific Bell Telephone Company (“Pacific Bell”), and fifty defendants under fictitious names. On March 10, 2003, Plaintiffs filed amendments which added four of the fictitious defendants, i.e., Global Tel*Link Corporation (“Global”), ILD Communications, Inc. (“ILD”), T-Netix Telecommunications Services, Inc. (“T-Netix”) and Verizon California, Inc. (“Verizon”).
     1.2 Plaintiffs allege that defendants, singly and/or in concert, have engaged — and continue to engage — in the practice of charging customers for telephone services which were not authorized or accepted. More specifically, Plaintiffs allege that defendants charge the recipients of collect calls from inmates at correctional facilities even where the recipients have not authorized or accepted the charges for such calls, such as where a collect call is “received” by a recorded greeting.
     1.3 Plaintiffs contend that defendants’ conduct violates California Business and Professions Code §17200 (First Cause of Action) and constitutes unjust enrichment (Second Cause of Action). While Plaintiffs also alleged that defendants’ conduct entitles Plaintiffs to an accounting (Third Cause of Action), the Court sustained a demurrer to the Third Cause of Action by T-Netix and granted motions for judgment on the pleadings by Verizon, Global, Evercom and ILD. Plaintiffs brought this action on behalf of themselves and as a class action on behalf of (1) all California residents who were charged by defendants, directly or through any billing service used by them, for collect calls from correctional facilities which such persons did not authorize or accept and (2) all persons who were charged by defendants, directly or through any billing service used by
CLASS ACTION SETTLEMENT AGREEMENT

them, for collect calls from correctional facilities located in California which such persons did not authorize or accept. Plaintiffs seek damages, restitution, an accounting, and an injunction.
     1.4 Class Counsel have made a thorough analysis of the facts and law applicable to the claims asserted in this action. During the pendency of the action, Class Counsel have taken discovery of defendants and third parties.
     1.5 As set forth in greater detail below, the Settling Parties have determined that they wish to reach an amicable resolution to the pending action.
     NOW, THEREFORE, the Class Representatives and the Settling Defendants, each through their respective counsel, hereby agree that the above-captioned action shall be settled on the terms and conditions set forth in this Agreement.
II. DEFINITIONS
     The following terms shall have the meanings set forth below:
     2.1 “Action” means the putative class action now pending in California Superior Court for the County of Alameda entitled Elena Condes, et al. v. Ever com Systems, Inc., et al., Case No. 2002054255.
     2.2 “Agreement” means this Class Action Settlement Agreement, including all exhibits.
     2.3 “Cash Fund” means a check or wire transfer from the Settling Defendants in the amount of $525,000.00.
     2.4 “Credit Fund” means a pool of free Inmate Telephone Calls established by Evercom having a retail value of $400,000.00.
     2.5 “Class Counsel” means the Law Offices of Edward C. Casey, Jr., Bramson, Plutzik, Mahler & Birkhaueser, LLP and The Law Offices of John W. Allured.
     2.6 “Class Period” means the period June 12, 1998 to December 1, 2005.
     2.7 “Class Representatives” or “Plaintiffs” means Elena Condes, Brian H. Getz, Bicka Barlow and Christopher Fank, individually, in their capacity as class representatives for the
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putative class, and in their capacity as class representatives for the Settlement Class as provided for in paragraph 9.1.
     2.8 “Complaint” means the original Complaint and the Amended Complaints filed in this Action.
     2.9 “Counsel for Settling Defendants” means Kelley Drye & Warren LLP and Goodin, MacBride, Squeri, Ritchie & Day, LLP.
     2.10 “Court” means the California Superior Court for the County of Alameda.
     2.11 “Effective Date” means the first date by which all of the events and conditions specified in paragraphs 15.2 through 15.11 have occurred, have been met or have been waived as provided for in paragraph 16.1.
     2.12 “Escrow Agent” means Gilardi & Co. LLC as Escrow Agent, or its successor in interest; provided, however, that no successor in interest shall be permitted to serve as Escrow Agent prior to the Effective Date unless agreed to in writing by counsel for each of the Settling Parties and approved by the Court.
     2.13 “Evercom” means Evercom Systems, Inc.
     2.14 “Evercom Released Persons” means Evercom and each of Evercom’s past or present directors, officers, employees, predecessors, successors, subsidiaries, divisions or assigns, and Securus Technologies, Inc.
     2.15 “Fee Hearing” means the hearing to determine whether Class Counsel’s application for an award of attorneys’ fees, costs and expenses should be approved.
     2.16 “Final Judgment” means the Final Judgment and Order of Dismissal provided for in Section 11.
     2.17 “Inmate Telephone Call” means a collect call made by a prisoner, inmate or other person incarcerated or detained at any penitentiary, prison, jail, holding facility, or other correctional facility or detention center that is served by Evercom.
     2.18 “Notice of Proposed Settlement” means the Notice of Pendency and Proposed Settlement of Class Action and Settlement Hearing provided for in paragraph 10.4.
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     2.19 “Person” means a natural person, individual, corporation, association, partnership, trust, and any other type of legal entity.
     2.20 “Preliminary Order” means the order certifying the Settlement Class, approving the Notice of Proposed Settlement, and setting the Settlement Hearing, as provided for in Section 10.
     2.21 “Evercom Released Claims” means any and all claims, actions, demands, rights, liabilities, suits, and causes or any of every nature and description whatsoever, known or unknown, arising under the laws of the United States or of any state or territory thereof, including without limitation Unknown Claims, that were asserted or that could have been asserted in the Action by the Class Representatives individually or on behalf of the class, or by any of the other Settlement Class Members against the Evercom Released Persons, based upon, arising from, or in any way related to the processing of, billing for or collection of monies for Inmate Telephone Calls by Evercom and the transactions, conduct, disclosures, statements, acts or omissions or failures to act by Evercom which were or could have been alleged in the Action or in any similar action brought in any court or tribunal based upon the same facts.
     2.22 “T-Netix Released Claims” means those claims embraced in the form of Release attached hereto as Exhibit E.
     2.23 “Released Claims” means the Evercom Released Claims and the T-Netix Released Claims.
     2.24 “Released Persons” means the Evercom Released Persons and the T-Netix Released Persons.
     2.25 “Settlement” means the settlement of certain claims in the Action as reflected in this Agreement.
     2.26 “Settlement Class” means all California residents who paid for an Inmate Telephone Call processed by Evercom during the period from June 12,1998 through December 1, 2005. Excluded from the Settlement Class are the Settling Defendants and their officers, directors, and employees.
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     2.27 “Settlement Class Member” means a person who fits within the definition of Settlement Class (and that person’s trustees, legal representatives, successors, heirs, executors, administrators and assigns, only to the extent that they are acting on behalf of that person) who has not validly and timely requested exclusion from the Settlement Class pursuant to paragraph 9.3 below.
     2.28 “Settlement Hearing” means the hearing or hearings to determine: (1) whether the Settlement should be approved as fair, reasonable and adequate; and (2) whether a Final Judgment as provided in Section 11 of this Agreement should be entered.
     2.29 “Settling Defendants” means Evercom and T-Netix.
     2.30 “Settling Parties” means the Class Representatives and the Settling Defendants.
     2.31 “T-Netix” means T-Netix Telecommunications Services, Inc.
     2.32 “T-Netix Released Persons” means T-Netix and each of T-Netix’s past or present directors, officers, employees, predecessors, successors, subsidiaries, divisions or assigns, and Securus Technologies, Inc.
     2.33 “Unknown Claims” means any claims which any Class Representative or Settlement Class Member does not know or suspect to exist in his or her favor at the time of the release of the Evercom Released Persons which, if known by him, her or it, might have affected his, her or its settlement with and release of the Evercom Released Persons, or might have affected his, her or its decision not to object to this Agreement. With respect to any and all Evercom Released Claims against the Evercom Released Persons, the Settling Parties stipulate and agree that, upon the Effective Date, the Class Representatives shall expressly waive and relinquish, and the other Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived and relinquished, to the fullest extent permitted by law, (a) the provisions, rights, and benefits conferred by §1542 of the California Civil Code, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
CLASS ACTION SETTLEMENT AGREEMENT

and (b) any law of any state or territory of the United States, Federal law or principle of common law, or of international or foreign law, which is similar, comparable or equivalent to §1542 of the California Civil Code.
     The Class Representatives and the other Settlement Class Members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the Evercom Released Claims, but the Settling Parties hereby stipulate and agree that upon the entry of the Final Judgment and Order of Dismissal, the Class Representatives fully, finally and forever settle and release, and each other Settlement Class Member shall be deemed to, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Evercom Released Claims against the Evercom Released Persons, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Settling Parties acknowledge that they bargained for the foregoing waiver.
III. BENEFITS OF THE SETTLEMENT
     3.1 Class Counsel have made a thorough investigation of the facts and circumstances surrounding the allegations made in the Complaint. Class Counsel have engaged in extensive investigation and discovery of the claims underlying this Action, including propounding and receiving responses to document requests, interrogatories and requests for admission. Class Counsel have reviewed and analyzed publicly available information and investigated the law applicable to their claims and to the defenses raised by Settling Defendants.
     3.2 Class Counsel have concluded that it is in the best interest of the Settlement Class Members that the Action be settled on the terms and conditions set forth in this Agreement. Class Counsel reached that conclusion after considering the factual and legal issues in the Action, the substantial benefits that the Settlement Class Members will receive as a result of the Action, the
CLASS ACTION SETTLEMENT AGREEMENT

risks and uncertainties of continued litigation, the expense that would be necessary to prosecute the Action through trial and through any appeals that might be taken, and the likelihood of success at trial.
IV. SETTLING DEFENDANTS’ DENIAL OF WRONGDOING AND LIABILITY
     4.1 Settling Defendants have indicated their intent to contest vigorously each and every claim in the Action. Settling Defendants have consistently maintained that they did not engage in any improper conduct and that they acted in accordance with applicable law at all times.
     4.2 Settling Defendants nonetheless have concluded that it is in their best interest that the Action be settled on the terms and conditions set forth in this Agreement. Settling Defendants reached that conclusion after considering the factual and legal issues in the Action, the risks and uncertainties of continued litigation, the substantial benefits to the Settling Defendants of a final resolution of the Action, the expense that would be necessary to defend the Action through trial and through any appeals that might be taken, and the benefits of disposing of protracted complex litigation.
     4.3 Settling Defendants enter into this Agreement without in any way acknowledging any fault, liability, or wrongdoing of any kind. Settling Defendants continue to deny vigorously all of the material allegations in this Action, and assert that the claims stated in the Action are completely without merit. Neither this Agreement, nor any of the terms or provisions, nor any of the negotiations or proceedings connected with it, shall be construed as an admission or concession by Settling Defendants of the truth of any of the allegations in the Action, or of any liability, fault, or wrongdoing of any kind.
     4.4 Neither this Agreement, nor any of its terms or provisions, nor the Final Judgment and Order of Dismissal, shall constitute an admission by the Settling Defendants of any liability or wrongdoing whatsoever, nor is this Agreement a finding of the validity or invalidity of any Released Claims in the Action or a finding of any wrongdoing by the Settling Defendants. Neither this Agreement nor the Final Judgment shall be used or construed as an admission, concession, or presumption or inference of any fault, liability or wrongdoing by any Person. Neither the Final
CLASS ACTION SETTLEMENT AGREEMENT

Judgment, this Agreement, the fact of settlement and the settlement proceedings, nor the settlement negotiations, nor any related documents or facts, shall be offered or received in evidence as an admission, concession, or presumption or inference against any Party in any proceeding other than (i) in such proceedings as may be necessary to consummate or enforce this Agreement, or (ii) in any subsequent action against or by the Released Persons, or any of them, to support a defense of res judicata, collateral estoppel, release, or other theory of claim preclusion, issue preclusion, or similar defense.
V. ESTABLISHMENT AND ADMINISTRATION OF THE CREDIT FUND
     5.1 Beginning as soon as practicable after the Effective date, but in no event later than sixty (60) calendar days after the Effective Date, Evercom shall provide free Inmate Telephone Calls to Settlement Class Members and others in the total amount of Four Hundred Thousand Dollars ($400,000.00) in retail value (the “Credit Fund”). Evercom shall provide such free telephone calls by programming its billing system, at its own expense, to omit any charge for telephone calls for which Evercom otherwise would be entitled to charge, in the manner set forth in Paragraph 5.2, so that each free call automatically will be omitted from telephone bills sent to Settlement Class Members and others as specifically set forth in Paragraph 5.2. No Settlement Class Member or other person will be required to submit any claim or other documentation to obtain a credit.
     5.2 The free telephone calls will be credited in the following manner:
          (A) Credits for free calls first will be given to telephone numbers in California to which, during the Class Period, an Inmate Telephone Call was charged and from which either (i) a claim of “Deny All Knowledge” regarding a billed Inmate Telephone Call was made and not credited, or (ii) a charge for an Inmate Telephone Call was disputed for reasons other than “Deny All Knowledge” and not credited (“First Credit Period”). Each such number shall be entitled to up to four free calls, irrespective of length. Evercom will compile, at its own expense, a list of all such telephone numbers and will begin giving credits to such telephone numbers, in the order that Inmate Telephone Calls are made to and accepted by such telephone numbers, commencing as
CLASS ACTION SETTLEMENT AGREEMENT

soon as practicable after the Effective Date, but in no event more than sixty (60) calendar days after the Effective Date, and continuing until the total amount of calls credited, valued at the rate which Evercom would have ordinarily charged for such calls, has reached $400,000.
          (B) If, within a period of six months after the day on which such credits commence (“the First Credit Period”), the total value of credits has not reached $400,000, credits for free calls will also be given to telephone numbers in California to which, during the Class Period, an Inmate Telephone Call of one minute or less was charged (“Second Credit Period”). Each such number will be entitled to up to two free calls, irrespective of length. Evercom will compile, at its own expense, a list of all such telephone numbers and will add such telephone numbers to the list compiled pursuant to paragraph 5.2(A). Evercom will begin giving credits to all telephone numbers on the list in the order that Inmate Telephone Calls are made to and accepted by such telephone numbers, commencing as soon as practicable after the First Credit Period, but in no event more than sixty (60) calendar days after the First Credit Period, and continuing until the total amount of calls credited under both paragraph 5.2(A) and this paragraph 5.2(B), valued at the rate which Evercom would have ordinarily charged for such calls, has reached $400,000.
          (C) If, within a period of six months after the day on which such credits to be provided under section 5.2(B) commences (“the Second Credit Period”), the total value of credits has not reached $400,000, credits also will be given to Inmate Telephone Calls made to telephone numbers in California which were billed for an intrastate Inmate Telephone Call during the Class Period (“Third Credit Period”). Each such number will be entitled to one free call, irrespective of length. Evercom will compile, at its own expense, a list of all such telephone numbers and will add such telephone numbers to the list compiled pursuant to paragraphs 5.1(A) and 5.1(B). Evercom will begin giving credits for free calls to all telephone numbers on the list in the order that Inmate Telephone Calls are made to and accepted by such telephone numbers, commencing as soon as practicable after the Second Credit Period, but in no event more than sixty (60) calendar days after the Second Credit Period, and continuing until the total amount of calls credited under
CLASS ACTION SETTLEMENT AGREEMENT

paragraphs 5.2(A), 5.2(B) and this Paragraph 5.2(C), valued at the rate which Evercom would have ordinarily charged for such calls, has reached $400,000.
          (D) If, within a period of six months after the day on which such credits to be provided under paragraph 5.2(C) commences (“the Third Credit Period”), the total value of credits has not reached $400,000, credits for free calls next will be given for Inmate Telephone Calls that are made to and accepted by telephone numbers in California not already included on the list compiled under paragraphs 5.1 (A), 5.1(B) and 5.1(C) after the Third Credit Period (“Final Credit Period”). Each such number will be entitled to one free call, irrespective of length. Evercom will add, at its own expense, such telephone numbers to the list compiled pursuant to paragraphs 5.1(A), 5.1(B), and 5.1(C). Evercom will begin giving credits for free calls to all telephone numbers on the list in the order that Inmate Telephone Calls are made to such telephone numbers, commencing as soon as practicable after the Third Credit Period, but in no event more than sixty (60) calendar days after the Fourth Credit Period, and continuing until the total amount of calls credited under paragraphs 5.2(A), 5.2(B), 5.2(C), and this paragraph 5.2 (D), valued at the rate which Evercom would have ordinarily charged for such calls, has reached $400,000.
     5.3 No amount of credits to be given by Evercom under this Section 5 will be reclaimed or retained by Evercom under any circumstances.
     5.4 Upon written request by Class Counsel to Counsel for Settling Defendants, which shall not be made more often than once per month, Evercom shall provide a statement of the amount of credits given under this Section 5.
VI. IMPLEMENTATION OF INJUNCTIVE RELIEF
     6.1 Evercom and T-Netix will use best efforts in good faith to take reasonable measures designed to prevent Inmate Telephone Calls from being charged to California residents who did not authorize them, including without limitation (a) Inmate Telephone Calls accepted by call answering devices, (b) Inmate Telephone Calls made as a result of secondary dial tone, and (c) Inmate Telephone Calls made as a result of GLARE, and for that purpose Evercom will use its best efforts to implement on Evercom inmate call platforms in California and in any new installations in
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California any measures and technology heretofore implemented or subsequently implemented by T-Netix to that end.
6.2 In order to implement the agreement set forth in paragraph 6.1 as to Evercom, the Final Judgment and Order of Dismissal of the Action to be entered in the Action, as provided more fully in Section 11, shall contain a provision that Evercom will use best efforts in good faith to take reasonable measures designed to prevent Inmate Telephone Calls from being charged to California residents who did not authorize them, including without limitation (a) Inmate Telephone Calls accepted by call answering devices, (b) Inmate Telephone Calls made as a result of secondary dial tone, and (c) Inmate Telephone Calls made as a result of GLARE, and for that purpose Evercom will use its best efforts to implement on Evercom inmate call platforms in California and in any new installations in California any measures and technology heretofore implemented or that may be subsequently implemented by T-Netix to that end.
VII. COOPERATION IN THE PURSUIT OF CLAIMS AGAINST OTHER DEFENDANTS
     7.1 Evercom, T-Netix and their officers, directors and employees will provide Plaintiffs with reasonable assistance in the pursuit of claims against other defendants in the Action.
VIII. ESTABLISHMENT AND ADMINISTRATION OF THE CASH FUND
     A. Establishment of the Cash Fund
     8.1 Within five business days after the Settling Parties have executed this Agreement, the Settling Defendants shall cause to be delivered to the Escrow Agent one or more checks or wire transfers in the total amount of Five Hundred Twenty-Five Thousand Dollars ($525,000.00) (the “Cash Fund”).
          (a) The Cash Fund shall be used for the following purposes:
               (i) to pay costs and expenses of notice and administration as set forth in Paragraph 8.2;
               (ii) to pay attorneys’ fees and expenses as set forth in Paragraph 8.14; and
               (iii) to pay incentive awards to the named plaintiffs in the aggregate amount of $25,000.
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          (b) Any amounts remaining in the Cash Fund after the payment of the amounts set forth in Paragraph 8(a) shall be conveyed to a charity selected by Class Counsel and approved by the Court pursuant to California Code of Civil Procedure § 384.
     8.2 Fifty thousand dollars ($50,000.00) of the Cash Fund from Evercom’s contribution to the Cash Fund shall be segregated by the Escrow Agent in a separate account (“the Notice and Administration Fund”). The Notice and Administration Fund may be used by Class Counsel and/or the Escrow Agent to pay the following expenses: (1) the costs of publishing the Notice of Proposed Settlement; (2) the Escrow Agent’s fees, costs and expenses of administering the settlement; and (3) other reasonable and customary fees and expenses as may be agreed upon by Class Counsel and Counsel for Settling Defendants. The Escrow Agent shall pay these expenses either on its own initiative or at the request of Class Counsel, without the prior approval of the Court. Neither the Settling Parties nor their counsel shall have any responsibility for the expenses described in this paragraph, except out of the Notice and Administration Fund and/or the Cash Fund as otherwise permitted by this Agreement. The Notice and Administration Fund may also be invested and earn interest as provided for in paragraph 8.5 of this Agreement.
     8.3 All interest or other earnings on the Cash Fund or the Notice and Administration Fund shall become part of the Cash Fund.
     B. Escrow Agent
     8.4 The payment described in paragraph 8.1 shall be made to a trust account established by the Escrow Agent. The Escrow Agent shall serve according to the terms and conditions of an Escrow Agency Agreement substantially in the form of Exhibit A to this Agreement.
     8.5 The Escrow Agent shall invest the Cash Fund in Securities of the United States Government or any mutual fund whose holdings consist solely of securities of the United States government and shall reinvest the proceeds of these instruments as they mature in similar instruments at the then-current market rates. None of the Settling Defendants, or any of their counsel, shall have any responsibility or liability for investment decisions or for the administration of the Cash Fund.
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     8.6 The Escrow Agent shall not disburse the Cash Fund except as provided for in the Agreement or by Order of the Court.
     8.7 The Escrow Agent is authorized to execute such transactions on behalf of the Settlement Class Members as are consistent with the terms of this Agreement.
     8.8 The Cash Fund shall be within the control and jurisdiction of the Court, in custodia legis, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to this Agreement and/or further order(s) of the Court.
     8.9 On the Effective Date, any balance (including interest) then remaining in the Notice and Administration Fund, shall be transferred by the Escrow Agent to, and reported and credited as part of the Cash Fund to be applied as set forth in Section 14. Thereafter, Class Counsel and the Escrow Agent shall have the right to use such portions of the Cash Fund as are, in the exercise of reasonable judgment, necessary to carry out the purposes set forth in paragraph 8.2.
     C. Taxes
     8.10 The Settling Parties and the Escrow Agent agree to treat the Cash Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. §1.468B-1 through 1.468B5, 26 C.F.R. §§ 1.468B-1 through 1.468B-5 (1992). The Settling Parties shall treat the Cash Fund as a qualified settlement fund for all reporting purposes under the federal tax laws. In addition, the Escrow Agent and, as required, the Settling Defendants contributing any settlement consideration shall jointly and timely make the “relation-back election” (as defined in Treas. Reg. §1.468B-1) back to the earliest permitted date. Such election shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary Settling Parties, and thereunder to cause the appropriate filing to occur.
     8.11 For the purposes of §468B of the Internal Revenue Code of 1986, and Treas. Reg. §1.468B, the “administrator” shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Cash Fund (including without limitation the returns described in Treas. Reg. §1.468B-2(k)). Such
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returns (as well as the election described in paragraph 8.10) shall be consistent with this paragraph 8.11 and in all events shall reflect that all taxes (including any estimated taxes, interest or penalties) on the income earned by the Cash Fund shall be paid out of the Cash Fund as provided in paragraph 8.12 hereof.
     8.12 All (i) taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Cash Fund (“Taxes”) and (ii) expenses and costs incurred in connection with the operation and implementation of paragraph 8.11 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in paragraph 8.11) (“Tax Expenses”), shall be paid out of the Cash Fund; in all events the Settling Defendants shall have no liability or responsibility for the Taxes, the Tax Expenses, or the filing of any tax returns or other documents with the Internal Revenue Service or any other state or local taxing authority. Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement and shall be timely paid by the Escrow Agent out of the Cash Fund without prior order from the Court; the Settling Defendants are not responsible and shall have no liability therefor, or for any reporting requirements that may relate thereto. The Settling Parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of Paragraph 8.11 and this paragraph 8.12.
     D. Termination
     8.13 In the event that the Agreement is not approved, or is terminated, canceled, or fails to become effective for any reason, the Cash Fund (including accrued interest) and the funds in the Notice and Administration Fund (described in paragraphs 8.1 and 8.2 above), less expenses (including without limitation Taxes or Tax Expenses) actually paid, incurred or due and owing in connection with the Settlement provided for herein, shall be refunded to Settling Defendants as provided in paragraph 16.4.
     8.14 The parties agree that the Settlement contemplated herein addresses an important public issue and confers a significant benefit on the general public of the State of California and the
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portion thereof affected by the practices at issue in the Action, such that the payment of attorneys’ fees and expenses to Class Counsel and the payment of incentive awards by Evercom, all in the specific amounts set forth herein is reasonable and appropriate pursuant to California Code of Civil Procedure Section 1021.5. Accordingly, the Settling Parties agree that following amounts shall be paid from the Cash Fund:
          (a) The sum of $100,000 shall be paid to Class Counsel to reimburse Class Counsel for a portion of the costs and expenses of the litigation incurred by them in the Action;
          (b) Attorneys’ fees in the amount of $350,000 shall be paid to Class Counsel; and
          (c) Incentive awards in the amount of $6,250 shall be paid to each of the Class Representatives.
IX. CERTIFICATION OF SETTLEMENT CLASS
     9.1 For settlement purposes only, the Settling Parties stipulate that the Plaintiffs are adequate representatives of the Settlement Class whose claims are typical of the claims of other members of the Settlement Class, and that common issues predominate over individual or unique issues, and the Settling Parties shall request, as part of the Preliminary Order, that the Court enter an order certifying the Settlement Class, and appointing Plaintiffs as representatives of the Settlement Class.
     9.2 Settling Defendants do not consent to certification of the Settlement Class for any purpose other than to effectuate the Settlement and dismissal of the Action. If this Agreement is terminated pursuant to its terms, the Effective Date does not occur, or for any reason the Settlement described in this Agreement is not effectuated, any order certifying the Settlement Class shall be vacated upon notice of termination of the Settlement to the Court, and the Action shall proceed as though the Settlement Class had never been certified, without prejudice to the Settling Parties to either request or oppose class certification.
     9.3 Any person falling within the definition of the Settlement Class may request exclusion from the Settlement Class. A request for exclusion must state: (1) the name, address,
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and telephone number of the Person requesting exclusion and (2) that the Person wishes to be excluded from the Settlement Class. The exclusion request must be sent by mail to Class Counsel and postmarked on or before the date provided in the Preliminary Order. All persons who submit valid and timely requests for exclusion in the manner set forth in this paragraph shall have no rights under this Agreement, shall not share in the distribution of the Cash Fund, and shall not be bound by this Agreement or the Final Judgment. All persons falling within the definition of Settlement Class who do not request exclusion in the manner set forth in this paragraph shall be Settlement Class Members and shall be bound by this Agreement and the Final Judgment.
X. ORDER PRELIMINARILY APPROVING SETTLEMENT, APPROVING NOTICE OF PROPOSED SETTLEMENT, AND SETTING SETTLEMENT HEARING
     10.1 The Settling Parties agree to apply to the Court for entry of a Preliminary Order, substantially in the form of Exhibit B to this Agreement, as soon as practicable after the execution of this Agreement. The Preliminary Order shall contain the provisions set forth in paragraphs 10.3 through 10.13. The Settling Parties agree to argue to the Court that publication of class notice in the manner set forth in paragraph 10.4 constitutes the best notice practicable under the circumstances to all persons within the definition of the Settlement Class, and fully complied with California law, the United States Constitution, and any other applicable law.
     10.2 The Preliminary Order shall adopt the definitions set forth in Section 2 of this Agreement.
     10.3 The Preliminary Order shall preliminarily approve this Agreement, and each of the releases and other terms set forth herein, as falling within the range of possible approval and meriting submission to the Settlement Class Members for consideration.
     10.4 The Preliminary Order shall require Class Counsel to publish a Notice of Proposed Settlement substantially in the form of Exhibit C to this Agreement once, using a 1/8 page format, in the following newspapers: The Los Angeles Times, The San Francisco Chronicle, The San Diego Union Tribune, The Orange County Register and The Sacramento Bee (including two other Bee newspapers, The Fresno Bee and The Modesto Bee). The date of publication shall be set forth in the order. Class Counsel shall file with the Court and serve upon Counsel for Settling
CLASS ACTION SETTLEMENT AGREEMENT

Defendants no later than seven (7) days prior to the Settlement Hearing an affidavit or declaration stating that the Notice has been published in accordance with the terms of the Preliminary Order.
     10.5 The Preliminary Order shall find that publication of the Notice in the manner required by paragraph 10.4 constitutes the best notice practicable under the circumstances to potential members of the Settlement Class and comply fully with California law, the United States Constitution, and any other applicable law.
     10.6 The Preliminary Order shall authorize the Settling Parties and their counsel to enter into an Escrow Agency Agreement substantially in the form of Exhibit A to this Agreement, and to submit instructions to the Escrow Agent in accordance with this Agreement.
     10.7 The Preliminary Order shall authorize the Escrow Agent to pay out of the Cash Fund the expenses described in paragraphs 8.2, 8.9 and 8.12.
     10.8 The Preliminary Order shall provide for a Settlement Hearing to be held on a date set forth in the Order, at which the Court will determine whether the settlement of the Action should be approved as fair, reasonable and adequate and whether a Final Judgment as provided in Section 11 of this Agreement should be entered. The Court may adjourn or continue the Settlement Hearing without further notice to the Settlement Class.
     10.9 The Preliminary Order shall provide that any Settlement Class Member who objects to the settlement of the Class Action shall have a right to appear and be heard at the Settlement Hearing. Any such person must file with the Court and deliver to Class Counsel and Counsel for Settling Defendants a written notice of objection on or before a date to be set forth in the Order. The manner by which an objection must be prepared, filed, and delivered shall be stated in the Notice of Proposed Settlement. Only Settlement Class Members who have filed and delivered valid and timely written notices of objection will be entitled to be heard at the Settlement Hearing unless the Court otherwise so orders.
     10.10 The Preliminary Order shall provide that any person falling within the definition of the Settlement Class may, upon request, be excluded from the Settlement. Any such person must submit to Class Counsel a request for exclusion, as provided for in paragraph 9.3, postmarked on or
CLASS ACTION SETTLEMENT AGREEMENT

before a date to be set forth in the order. Class Counsel shall provide copies of any and all requests for exclusion to Counsel for Settling Defendants at least ten (10) business days before the Settlement Hearing.
     10.11 The Preliminary Order shall provide that neither the Preliminary Order, nor this Agreement, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be construed as an admission or concession by Settling Defendants of the truth of any of the allegations in the Complaint, or of any liability, fault or wrongdoing of any kind.
     10.12 The Preliminary Order shall provide that the Final Judgment will provide that members of the Settlement Class shall, as of the Effective Date, conclusively be deemed to have released and forever discharged the Evercom Released Persons from all Evercom Released Claims.
XI. FINAL JUDGMENT AND ORDER OF DISMISSAL OF THE ACTION
     11.1 Class Counsel and Counsel for Settling Defendants agree to apply to the Court for entry of a Final Judgment and Order of Dismissal of the Action, substantially in the form of Exhibit D to this Agreement, at the conclusion of the Court’s consideration of the issues to be determined at the Settlement Hearing. The Final Judgment shall contain the provisions set forth in paragraphs 11.2 through 11.11.
     11.2 The Final Judgment shall adopt the definitions set forth in Section 2.
     11.3 The Final Judgment shall provide that the Court has jurisdiction over the subject matter of the Action, the Plaintiffs, the Settlement Class Members, and the Settling Defendants.
     11.4 The Final Judgment shall find that the publication of the Notice as provided for in the Preliminary Order constituted the best notice practicable under the circumstances to all persons within the definition of the Settlement Class, and fully complied with California law, the United States Constitution, and any other applicable law.
     11.5 The Final Judgment shall approve the settlement set forth in this Agreement, including the contributions by the Settling Defendants, each of the releases and other terms, set forth herein, as fair, reasonable, and adequate to the members of the Settlement Class.
CLASS ACTION SETTLEMENT AGREEMENT

     11.6 The Final Judgment shall dismiss the Action, and all claims contained therein, as to Evercom only with prejudice to the Plaintiffs and all Settlement Class Members.
     11.7 The Final Judgment shall provide that all members of the Settlement Class shall, as of the Effective Date, conclusively be deemed to have released and forever discharged the Evercom Released Persons from all Evercom Released Claims.
     11.8 The Final Judgment shall permanently bar and enjoin all Settlement Class Members from commencing or prosecuting any direct or representative action, or any action in any other capacity, asserting any of the Evercom Released Claims against the Evercom Released Persons.
     11.9 The Final Judgment shall contain a provision that Settling Defendants will use best efforts in good faith to take reasonable measures designed to prevent Inmate Telephone Calls from being charged to California residents who did not authorize them, including without limitation (a) Inmate Telephone Calls accepted by call answering devices, (b) Inmate Telephone Calls made as a result of secondary dial tone, and (c) Inmate Telephone Calls made as a result of GLARE, and for that purpose Evercom will use its best efforts to implement on Evercom inmate call platforms in California and in any new installations in California any measures and technology heretofore implemented or subsequently implemented by T-Netix to that end.
     11.10 The Final Judgment shall provide that the Court reserves exclusive and continuing jurisdiction over the Action, the Plaintiffs, the Settlement Class Members, and the Settling Defendants for all purposes including the following: (1) supervising the implementation, enforcement, construction, and interpretation of this Agreement, the Preliminary Order, and the Final Judgment; and (2) supervising the distribution of the Cash Fund.
     11.11 The Final Judgment shall provide that neither the Final Judgment, nor this Agreement, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be: (1) construed as an admission or concession by Settling Defendants of the truth of any of the allegations in the complaint, or of any liability, fault, or wrongdoing of any kind; or (2) referred to, offered as evidence, or received in evidence in any pending or future civil, criminal, or administrative action or proceeding, except in a proceeding to enforce the Final
CLASS ACTION SETTLEMENT AGREEMENT

Judgment, or to defend against the assertion of the Evercom Released Claims against the Evercom Released Persons or the assertion of the individual T-Netix Released Claims by plaintiffs against the T-Netix Released Persons, or as otherwise required by law.
     11.12 All Class Representatives agree that they will not appeal a Final Judgment that comports with Sections 11.2 through 11.11 hereof.
XII. RELEASES
     12.1 As of the Effective Date, the Class Representatives hereby fully, finally and forever release, relinquish and discharge all Evercom Released Claims against each and all of the Evercom Released Persons.
     12.2 As of the Effective Date, each and all of the Settlement Class Members shall be deemed to have fully, finally and forever released, relinquished and discharged all Evercom Released Claims against each and all of the Evercom Released Persons. All Settlement Class Members shall be bound by the releases set forth in paragraphs 12.1 and this Paragarph 12.2.
XIII. RELEASES AND DISMISSAL OF CLAIMS AGAINST T-NETIX
     13.1 Within five (5) business days after the Settling Parties have executed both this Agreement and the Escrow Agency Agreement, plaintiffs Elena Condes, Brian H. Getz, Bicka Barlow and Christopher Fank shall cause to be delivered to the Escrow Agent both (a) a signed dismissal of each plaintiff’s individual claims against the T-Netix Released Persons and (b) a signed release of each plaintiff’s individual claims against the T-Netix Released Persons. The release will be substantially in the form attached hereto as Exhibit E and will release the T-Netix Released Persons from any and all claims, actions, demands, rights, liabilities, suits, and causes or any of every nature and description whatsoever, known or unknown, arising under the laws of the United States or of any state or territory thereof, including without limitation Unknown Claims, that were asserted or that could have been asserted in the Action by plaintiffs individually against the T-Netix Released Persons, based upon, arising from, or in any way related to the processing, billing for or collection of monies for collect calls made by a prisoner, inmate or other person incarcerated or detained at any penitentiary, prison, jail, holding facility, or other correctional
CLASS ACTION SETTLEMENT AGREEMENT

facility or detention center served by T-Netix and the transactions, conduct, disclosures, statements, acts or omissions or failures to act by T-Netix which were or could have been alleged in the Action or in any similar action brought in any court or tribunal based upon the same facts.
     13.2 The releases and dismissals described in paragraph 13.1 shall not be effective until the Effective Date, and neither the releases nor the dismissals may be released by the Escrow Agent until after the Effective Date. Within five business days after the Effective Date, the Escrow Agent shall deliver the releases and dismissals to Counsel for Settling Defendants. Counsel for Settling Defendants are authorized to file the dismissals with the Court after receiving them from the Escrow Agent.
     13.3 In the event that the Agreement is not approved, or is terminated, canceled, or fails to become effective for any reason, the releases and dismissals described in paragraph 13.1 shall be returned to Counsel for Plaintiffs as provided in paragraph 16.4 below.
XIV. DISTRIBUTION OF CASH FUND
     14.1 Except as permitted by paragraphs 8.2, 8.9 and 8.12, the Escrow Agents shall not disburse any portion of the Cash Fund prior to the Effective Date. After the Effective Date, the Escrow Agents shall pay, upon the written authorization of Class Counsel or as authorized by Court order, additional expenses, taxes and tax expenses, if any, permitted by paragraphs 8.2, 8.9 and 8.12, and the reasonable fees and expenses of the Escrow Agent. In addition, the Escrow Agent, after the Effective Date and after receiving Court approval, shall distribute such amounts from the Cash Fund as may be ordered by the Court.
     14.2 All rights of the Settling Defendants in the Cash Fund shall be absolutely and forever extinguished on the Effective Date.
     14.3 Neither Settling Defendants nor Counsel for Settling Defendants shall have any responsibility for, or liability whatsoever with respect to, the investment, administration, or distribution of the Cash Fund.
CLASS ACTION SETTLEMENT AGREEMENT

XV. EFFECTIVE DATE OF THE SETTLEMENT AGREEMENT
     15.1 The settlement of the Class Action shall become effective on the first date by which all of the events and conditions set forth in paragraphs 15.2 through 15.11 have occurred:
     15.2 Class Counsel and Counsel for Settling Defendants have executed this Agreement.
     15.3 The Settling Defendants have transferred the Cash Fund to the Escrow Agent as provided in paragraph 8.1.
     15.4 The Court has entered the Preliminary Order as provided for in Section 10.
     15.5 The Court has held the Settlement Hearing.
     15.6 The Court has entered the Final Judgment as provided for in Section 11.
     15.7 The time to appeal from the Final Judgment has expired without any appeal having been perfected.
     15.8 If any appeal is taken from the Final Judgment, the appeal has either been dismissed or has resulted in affirmance of the judgment or order.
     15.9 If a ruling or decision is entered by an appellate court with respect to the Final Judgment, the time to petition for review by the California Supreme Court with respect to the ruling or decision has expired; or if filed, such a petition has been denied or dismissed; or, if filed and granted, has resulted in affirmance of the judgment.
     15.10 If a ruling or decision is entered by an appellate court with respect to the Final Judgment, the time to petition for a writ of certiorari with respect to the ruling or decision has expired.
     15.11 If a petition for a writ of certiorari with respect to the Final Judgment is filed, the petition has been denied or dismissed, or, if granted, has resulted in affirmance of the judgment or order.
XVI. TERMINATION OF SETTLEMENT AGREEMENT
     16.1 Settling Defendants may, in their sole and absolute discretion, elect to waive, in whole or in part, the failure of any of the conditions set forth in paragraphs 15.2 through 15.11.
CLASS ACTION SETTLEMENT AGREEMENT

     16.2 If Settling Defendants decide to waive the failure of any condition as provided for in paragraph 16.1, they shall serve a written notice of waiver on the Court and Class Counsel, by hand delivery or by first class mail, such that notice is delivered or postmarked within thirty (30) days after the failure of such condition. If Settling Defendants waive the failure of any condition as provided for in this paragraph, then the Effective Date will occur without satisfaction of that condition.
     16.3 If the total expense of notifying potential members of the Settlement Class as ordered by the Court exceeds the initial amount to be segregated into the Notice and Administration Fund ($50,000), Plaintiffs shall have the right to terminate this Agreement by providing written notice to Counsel for Settling Defendants, provided, however, that any such termination will be null and void if, within five days after receiving such written notice, Evercom transfers into the Notice and Administration Fund the amount by which the expense of class notice as ordered by the Court exceeds $50,000.
     16.4 Except as provided for in paragraph 16.2, if any of the conditions set forth in paragraphs 15.2 through 15.11 does not occur, or if Settling Plaintiffs terminate this Agreement as provided for in paragraph 16.3, then this Agreement shall have no further force or effect. In that event, the Settling Parties shall revert to their respective positions as of the time immediately before this Agreement was executed, as though this Agreement had never been executed. The Escrow Agent shall, within five (5) days after receiving written notice of the termination from either Class Counsel or Counsel for Settling Defendants, and with written approval of counsel, (a) refund the entire Cash Fund to the Settling Defendants, including all accrued interest, except for those expenses, taxes or tax expenses actually paid, incurred or due and owing as provided for in paragraph 8.2, 8.9 and 8.12, prior to the date on which notice of termination is received by the Escrow Agent and (b) return the releases and dismissals provided in paragraph 13.1 to Counsel for Plaintiffs.
CLASS ACTION SETTLEMENT AGREEMENT

XVII. OTHER TERMS
     17.1 The Settling Parties agree to exercise their best mutual efforts to accomplish the terms and conditions of the Agreement.
     17.2 This Agreement constitutes the entire settlement among the Settling Parties and supersedes any prior agreements or understandings between them relating to the settlement of the Action.
     17.3 The Agreement may be amended or modified only by a written instrument signed by Class Counsel and Counsel for Settling Defendants. Amendments and modifications may be made without notice to the Settlement Class unless notice is required by the Court.
     17.4 The Agreement shall be subject to, governed by, and constituted and enforced pursuant to the laws of the State of California, without reference to its conflicts of law provisions.
     17.5 The exhibits to the Agreement are an integral part of the settlement and are hereby incorporated and made a part of the Agreement.
     17.6 Class Counsel represent that they have the full authority of the Class Representatives to execute the Agreement, and Counsel for Settling Defendants represent that they have the full authority of the Settling Defendants to execute the Agreement.
     17.7 The Agreement may be executed in one or more counterparts, which together shall be deemed one original agreement.
     17.8 The Settling Parties agree that any rule of construction to the effect that any ambiguities are to construed against the drafting Settling Parties shall not be employed in the interpretation of this Agreement.
     IN WITNESS WHEREOF, the Settling Parties, through their respective counsel, have executed this Settlement Agreement as of December      , 2005.

Dated: December ___, 2005	BRANSON, PLUTZIK, MAHLER & BIRKHAEUSER, LLP
Alan R. Plutzik (State Bar #077785)
Kathryn A. Schofield (State Bar #202939)
2125 Oak Grove Road, Suite 120
Walnut Creek, CA 94598
Telephone: (925) 945-0200
Facsimile: (925) 945-8792
CLASS ACTION SETTLEMENT AGREEMENT

Dated: December 20, 2005	/s/ Alan R. Plutzik

Alan R. Plutzik

LAW OFFICES OF JOHN W. ALLURED
John W. Allured (State Bar #84770
One Maritime Plaza, Suite 1040
San Francisco, CA 94111
Telephone: (415) 675-2960

Dated: December 20, 2005	/s/ John W. Allured

John W. Allured
CLASS ACTION SETTLEMENT AGREEMENT

LAW OFFICES OF EDWARD C. CASEY, JR.
Edward C. Casey, Jr. (State Bar #123702)
300 Frank H. Ogawa Plaza, Suite 370
Oakland, CA 94612
Telephone: (510) 251-2300
Facsimile: (510) 251-2305

Dated: December 20, 2005	/s/ Edward C. Casey, Jr.

Edward C. Casey, Jr.

KELLY DRYE& WARREN
Stephanie A. Joyce (# 198978)
1200 19th Street, N.W., Suite 500
Washington, D.C. 20036
Telephone: (202) 955-9600

Dated: December 20, 2005	/s/ Stephanie A. Joyce

Stephanie A. Joyce

GOODIN, MACBRIDE, SQUERI, RITCHIE & DAY, LLP
Francine T. Radford (SB #168269)
505 Sansome Street, Suite 900
San Francisco, CA 94111-7900
Telephone: (415) 542-2551

Dated: December 20, 2005	/s/ Francine T. Radford

Francine T. Radford

Attorneys for Defendants Evercom Systems, Inc. and T-Netix
Telecommunications Services, Inc.
CLASS ACTION SETTLEMENT AGREEMENT